Exhibit 10.3
Equity Transfer Agreement

of

Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd.

Assignor:	Qingdao Kangtai Machinery Equipment Manufacture Co., Ltd. (hereinafter referred to as Party A)
Assignor:	Shi Guili (hereinafter referred to as Party B)
Assignee:	Qingdao Sinogas General Machinery Limited Corporation (hereinafter referred to as Party C)
Assignee:	Sinoenergy Holding Limited (hereinafter referred to as Party D)

In view of these facts:
1.
Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd. (hereinafter referred to as Yuhan) is a domestic-funded company founded by party A, party B and Party C. Party A holds 20% of the share of Yuhan, Party B holds 25% of the share Yuhan, and Party C holds 55% of the share Yuhan.

2.	Party A and Party B intend to transfer the share they hold to Party C and Party D. And Party C and Party D intend to accept the share of Yuhan held by Party A and Party B.

After negotiation, the four parties have agreed to enter into this agreement, which they will follow altogether.
1.
Party A agrees to transfer the 20% share of Yuhan in according to the provisions of the agreement to Party C. Party C agrees to accept the share in according to the provisions of the agreement. The share transferring payment is $1,125,000 US dollars (9 million RMB). Party B agrees to transfer the 25% share of Yuhan in according to the provisions of the agreement to Party D. Party D agrees to accept the share in according to the provisions of the agreement. The share transferring payment is $375,000 US dollars (3 million RMB). Party A, Party B and Party C confirm to give up the right of pre-emption.

2.	Share transfer is conducted by phases:
1)	The first phase:
Party C should pay the share transferring fee of $375,000 US dollars to Party B by the end of July, 2006. After Party C pays the share transferring fee, the four parties (Party A, Party B, Party C and Party D) will go through the relative examination, approval and registration procedure regarding share transferring and Yuhan will change from a domestic-funded company into a Sino-Foreign Joint Equity Venture.

The four parties (Party A, Party B, Party C and Party D) agree to transfer the daily management of Yuhan to Party C gradually. In case of Party D fails to pay the share transferring fee to Party B by the due date due to objective causes, the transferring deadline of the daily management of Yuhan should be put off in turn.

2)
Party C pays the share transferring fee of $500,000 US dollars (4 million RMB) to Party A by the end of September, 2006. Party A transfers 10% of the share of Yuhan to Party C as consideration. After Party C pays all of the transferring fees, the four parties (Party A, Party B, Party C and Party D) will go through the relative examination, approval and registration procedure regarding share transferring.

3)
Party C pays the share transferring fee of $625,000 US dollars (5 million RMB) to Party A by the end of September, 2008. Party A transfers the remaining 10% of the share of Yuhan to Party C as consideration. After Party C pays all of the transferring fees, the four parties (Party A, Party B, Party C and Party D) will go through the relative examination, approval and registration procedure regarding share transferring.

4)
Considering that the transferring is conducted in phases, each party agrees to sign share transferring agreement in each stage to reflect new share structure, in order to go through the relative examination, government approval and registration procedure regarding share transferring. The share transferring agreements in each phase are components of this agreement.

Each party agrees that Party A and Yuhan enter into a strategic partnership. Party A will give his hearty supports to Yuhan in market, performance and listing. Party A and Party B agree that Party C and Party D have priority to consider purchasing all the land, factories and equipments of Party A in ChenYang Economic Development Zone before Party A sells to others. The purchase price should be less than $5 million US dollars (40 million RMB).

5)
As regarding to the undistributed profit of Yuhan between the July, 2005 to May 31th, 2006, and the current funds Party A has invested in Yuhan, after deducting the historical arrear, the remaining part will be paid to Party A by the end of December,2006 in two times, each 50%.

6)
Party A and Party B promised that after finishing the share transferring of first phase, Party A and Party B and their relative shareholders promise that the business orders they receive will not conflict with Party C. If the orders receive by Party A conflict with that of Party C, Party A agrees that the contract be signed by Party C and be manufactured by Party A, and after calculating the costs, Party C will pay all the profits to Party A in the form of rent fees.

7)
Party A promises that all the managing, operating and technical staff of Yuhan (not including quitting job due to personal reasons, but party A should not recruit the corresponding new employees )except Shi Guiqiang, Li Zuoxian should stay in their posts, to ensure the normal operation and continual normal management.

8)
Party A, party c, Party D agrees to employ Shi Guili as the president of Yuhan for two years from the day when the fist transferring phase ended, with a salary of not less $62,500 US dollars (500,000 RMB) per year (at the same time, party A will not insist on the dividends from the day the agreement is signed to the end of the third share transferring period).

9)
As to the obligatory right and debts now existing in Yuhan, part A, and Party B should clear them actively. As to the part that involving both Part A and Part C, both parties should commit their best efforts and should the responsibility to keep the interest of the company.

10)	Party A promises that he will not use any capital of company to pay the cost for share transferring of each phases in order to ensure the healthy operation and continual development of the company.

11)
Disputes arising in reading to implementing the agreement and the share transferring agreements of various phases should be solved by negotiation. If the negotiation fails, any party can put it to the local court.

12)	Unaccomplished matter regarding this agreement, parties will negotiate at each stage and sign supplementary agreements to predetermine them.

13)	The agreement will come into effect from the day it is signed, in quadruplicate, and each party holds one of them.

Signed by:

Qingdao Kangtai Machinery Equipment Manufacture Co., Ltd.

Shi Guili

Qingdao Sinogas General Machinery Limited Corporation

Sinoenergy Holding Limited